Exhibit 99.1

For Immediate Release	Contact Information
Monday, January 30, 2006	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company Updates Sales, Operations for 2005

SAN ANTONIO -- Jan. 30, 2006 -- The Exploration Company (Nasdaq:TXCO) today provided an update on its Texas operations for the year just completed.

     Net oil and gas sales volumes for 2005 were an estimated 4.6 billion cubic feet equivalent (Bcfe), a 6 percent decline from the previous year, reflecting the Sept. 1, 2005, sale of approximately 20 percent of TXCO's production, primarily natural gas, to EnCana Oil & Gas (USA) Inc. In 2004, oil and gas sales were 4.9 Bcfe.

     Oil sales in 2005 totaled 397,300 barrels, a 24 percent increase from 2004, as TXCO continued to develop its Glen Rose Porosity oil play. Increasing oil production in the last four months of the year offset some of the production decline attributed to the asset sale. The Company's production mix for 2005 was 52 percent oil and 48 percent natural gas.

TXCO Estimated Yearly and Quarterly Sales Volumes*
	Annual 2005	Annual 2004	% chg.	4Q 2005	3Q 2005	% chg.	4Q 2004	% chg. 4Q05 / 4Q04
Natural Gas / MMcf	2,220	2,980	-25%	320	500	-36%	750	-57%
Oil / Bbls	397,300	321,400	+24%	131,300	110,400	+19%	92,600	+42%

Natural Gas Equivalents MMcfe	4,600	4,900	-6%	1,100	1,160	-5%	1,300	-15%
Oil Equivalents BOE	767,500	817,100	-6%	184,500	193,600	-5%	216,100	-15%
*Unaudited MMcf=million cubic feet, MMcfe=million cubic feet equivalent, Bbls=barrels, BOE= barrels of oil equivalent

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     The Company spudded or re-entered 51 Maverick Basin wells in 2005. Thirteen wells drilled last year were assigned to EnCana as part of TXCO's asset sale. Of the remaining 38 wells, 26 have been placed on production to date while 12 wells are in various stages of completion.

     TXCO started 21 Glen Rose wells in 2005, comprised of 18 Porosity wells plus three Glen Rose Reef or Shoal wells. Thirteen of the Porosity wells are on production, including three drilled in the fourth quarter of 2005. Five currently are in completion. Two Reef/Shoal wells are in completion while a third Reef well was re-completed to the Georgetown and placed on production. TXCO also drilled six Georgetown wells, six San Miguel Pena Creek waterflood wells, two San Miguel heavy oil wells and three wells targeting other formations in the Maverick Basin in 2005. Of these 17 wells, 12 are on production while five are in completion. The Company has begun two new wells in 2006, including one Porosity well.

Management's Perspective

     "We recently announced a capital expenditure budget for 2006 of $40 million to $50 million -- the largest in our history," said President and CEO James E. Sigmon. "TXCO currently has two rigs running on our Maverick Basin acreage and we expect to add two more shortly as we begin a very busy year with an initial goal of 57 wells. We're continuing work on our Glen Rose Porosity play as we await the start of EnCana's program targeting five potential resource plays in the Maverick Basin. We expect EnCana to begin drilling the gas-prone Pearsall, in which we will have a 50 percent working interest, in the next few months. That program calls for eight wells in 2006.

     "We continue to be excited about the potential for new production and reserves as we move ahead to further develop multiple plays. Separately, we're working on our new Marfa Basin acreage in West Texas, which is prospective for the Barnett and Woodford shales, and expect to announce drilling and exploration plans soon."

Earnings Announcement
TXCO currently plans to release its 2005 earnings statement prior to filing its Form 10-K with the Securities and Exchange Commission in March 2006.

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Capital Market under the symbol "TXCO."

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Forward-Looking Statements

     Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to budget and drilling plans, capital expenditures, production levels, the timing, number and cost of wells to be drilled, new projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2004, and its Form 10-Q for the quarter and year-to-date period ended Sept. 30, 2005. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.

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